Exhibit h.4

FORM OF

AMENDMENT NO. 1 TO SCHEDULE A

to the Sub-Adminstration Agreement

by and between Marshall & Ilsley Trust Company, N.A.

and UMB Fund Services, Inc.

Effective June 1, 2007, Marshall Funds, Inc. will include the following portfolios:

Marshall Large-Cap Value Fund

Marshall Large-Cap Growth Fund

Marshall Mid-Cap Value Fund

Marshall Mid-Cap Growth Fund

Marshall Small-Cap Growth Fund

Marshall International Stock Fund

Marshall Aggregate Bond Fund

Marshall Government Income Fund

Marshall Short-Intermediate Bond Fund

Marshall Intermediate Tax-Free Fund

Marshall Short-Term Income Fund

Marshall Prime Money Market Fund

Marshall Government Money Market Fund

Marshall Tax-Free Money Market Fund

Dated: May     , 2007

MARSHALL & ILSLEY TRUST COMPANY, N.A.		UMB FUND SERVICES, INC.

By:		By:
Name:	Timothy M. Bonin	Name:	Terry Gallagher
Title:	Vice President	Title:	Executive Vice President, Director of
Mutual Funds